Exhibit 99.1

Press Release

Albemarle to Consolidate Some cGMP Operations to South Haven, Mich.

Company To Continue Limited Operations at Dayton, Ohio Site Through 2008

BATON ROUGE, Louisiana—May 15, 2007—Albemarle Corporation (NYSE:ALB), a leading global provider of custom chemical manufacturing services, will move the operations of its cGMP (pharmaceutical-grade) pilot plant in Dayton, Ohio to its recently acquired, multi-scale cGMP manufacturing facility in South Haven, Mich., to capitalize on overlapping equipment and staffing at the two sites. The move will begin before the end of the second quarter of 2007.

“Our acquisition of a top-tier cGMP facility in South Haven and the consolidation of manufacturing and services at this site will give our customers an effective scale-up solution at a commercial manufacturing site, and strengthen our ability to deliver higher-value services,” said David Clary, Albemarle Fine Chemistry Services (FCS) division vice president.

The consolidation plan includes an initial reduction in Albemarle personnel and contractor personnel at the Dayton facility by the end of the second quarter of 2007, including a transfer of some Albemarle professional personnel from Dayton to South Haven or other Albemarle sites.

Albemarle expects to retain a few staff members at Dayton at least through the end of 2008, to maintain operations required to fulfill ongoing commitments to a few key customers.

The company expects to take a pre-tax charge of approximately $4 to $5 million related to the consolidation in the second quarter of 2007.

Albemarle’s FCS division provides contract R&D, custom synthesis, and custom cGMP or non-cGMP chemical manufacturing services for customers in the pharmaceutical, agricultural chemical and other markets. Capabilities include bench-, kilo lab-, pilot- and commercial-scale production. The FCS division also makes and markets bulk active pharmaceutical ingredients at South Haven and Orangeburg, S.C., cGMP facilities with extensive FDA drug master file (DMF) experience.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments—Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. Learn more about Albemarle at www.albemarle.com.

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Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana, USA

Tel: +1 225 388 7106

Press Release

Media Contacts: Stephanie Dixon, (225) 388-7904, Stephanie_Dixon@albemarle.com or René Milligan, +1 (225) 388-7106 or Rene_Milligan@albemarle.com

Investor Relations Contact: Sandra Rodriguez, +1 (225) 388-7654, Sandra_Rodriguez@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana, USA

Tel: +1 225 388 7106